                                                                                                     EXHIBIT 10.6
FirstEnergy Corp.
Executive and Directors Incentive Compensation Plan
Restricted Stock Agreement

Award No.: 41

Number of Shares Awarded: _____ shares

Date of Grant: February 27, 2006

This Restricted Stock Agreement (“Agreement”) is entered into as of February 27, 2006 between FirstEnergy Corp. (“FE”) and _________________ (“Recipient”).

AWARD

On February 17, 1998, The Board of Directors (“Directors”) of FE adopted the FE Executive and Director Incentive Compensation Plan (“Plan”), which was approved by the common stock shareholders on April 30, 1998, and became effective May 1, 1998. As of the date of this Agreement, per the terms of the Plan, FE grants to the Recipient the above number of restricted shares of FE Common Stock (“Restricted Shares”) per the terms and conditions of Article 8 of the Plan.

GENERAL TERMS

This Agreement is subject to the following terms and conditions as outlined in the Plan:

Restricted Period

1.	Restricted Shares shall not be sold, transferred, pledged, or assigned, until the earliest of:
a)	April 30, 2011 at the Board’s discretion or automatically on April 30, 2013;
b)	The date of the Recipient’s death;
c)	The date that the Recipient’s employment is terminated due to Disability; or
d)
The date that Recipient’s employment is terminated following a Change in Control, provided that such termination occurs under the conditions specified in either Section 5(a) or 5(b) of Recipient’s Special Severance Agreement dated March 5, 2004 and provided further that such termination was not at Recipient’s discretion pursuant to Section 5(c) of Recipient’s Special Severance Agreement, dated March 5, 2004.

The period from the date of this Agreement until the earliest of the above dates is referred to as the “Restricted Period”.

Registration and Certificate Legend

FE shall register a certificate(s) in the name of the Recipient for the number of Restricted Shares specified above. Each certificate will bear the following legend until the time that the restrictions lapse:

“The sale or transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Executive and Director Incentive Compensation Plan of the FirstEnergy Corp., in the rules and administrative procedures adopted pursuant to such Plan, and in a Restricted Stock Agreement dated February 27, 2006. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Corporate Secretary of FirstEnergy Corp.”

Share Value Protection Rights

1.
If Recipient’s employment with the Company or its immediate successor as a result of a Change in Control is terminated under the conditions specified in either Section 5(a) or 5(b) of Recipient’s Special Severance Agreement dated March 5, 2004 and is not terminated at Recipient’s discretion pursuant to Section 5(c) of such Special Severance Agreement, Recipient shall be entitled to a lump sum cash payment within ten (10) days after such termination of employment determined by subtracting (a) from (b) and multiplying such difference, if any, by (c) where:

(a) equals the Fair Market Value of a Share on the date of such termination of employment;
(b) equals the greater of (i) or (ii), where:
(i) is the Fair Market Value of a Share on February 27, 2006; and
(ii) is the Fair Market Value of a Share on the date of the Change in Control; and
(c) equals ______ Shares.

If the Fair Market Value of a Share determined under (a) above is equal to or greater than the amount determined under (b) above, no payment shall be made under this Paragraph 1 .

2.
If Recipient’s employment with the Company or its immediate successor continues after a Change in Control without termination until the date that the Restricted Shares cease to be restricted in accordance with paragraphs a), b) or c) of Section 1 of the Restricted Period set forth in the Restricted Stock Agreement between the Company and the Recipient dated February 27, 2006, Recipient or his beneficiary shall be entitled to a lump sum cash payment within ten (10) days after such date that the Restricted Shares cease to be restricted in accordance with such paragraphs determined by subtracting (a) from (b) and multiplying such difference, if any, by (c) where:

(a) equals the Fair Market Value of a Share on the date such restrictions lapse;
(b) equals the greater of (i) or (ii), where:
(i) is the Fair Market Value of a Share on February 27, 2006; and
(ii) is the Fair Market Value of a Share on the date of the Change in Control; and
(c) equals ______ Shares.

If the Fair Market Value of a Share determined under (a) above is equal to or greater than the amount determined under (b) above, no payment shall be made under this Paragraph 2 .

3.
An adjustment may be made to the above calculations as determined by the Committee, in its sole discretion, to prevent dilution or enlargement in a manner as authorized under this Restricted Stock Agreement and Section 4.3 of the Plan in connection with any events of the type provided for in said Section 4.3.

4.
Notwithstanding anything to the contrary in this Section relating to Share Value Protection Rights, Recipient shall be entitled to the Restricted Shares upon satisfaction of the other sections of this Agreement even if there is no cash payment made under this Section relating to Share Value Protection Rights.

Forfeiture

The Recipient shall forfeit all of the Restricted Stock and any right to dividends on the Restricted Stock upon the occurrence of any the following events before the expiration of the Period of Restriction:

•
Termination of employment with the Company or its subsidiaries for any reason, including a termination of employment at Recipient’s discretion pursuant to Section 5 (c) of Recipient’s Special Severance Agreement dated March 5, 2004. Notwithstanding the foregoing, no forfeiture shall occur if termination of employment with the Company is due to death, Disability (as defined under the then established rules of the Company or any of its subsidiaries, as the case may be) or is pursuant to either Section 5(a) or (b) of Recipient’s Special Severance Agreement dated March 5, 2004.

•	Any attempt to sell, transfer, pledge, or assign the Restricted Shares in violation of the above.

Upon the occurrence of any of the above before the expiration of the Period of Restriction, the Restricted Stock shall be forfeited by the Recipient to the Company and the Recipient’s interest in the Restricted Stock and dividends earned on the Restricted Stock shall terminate immediately in accordance with the foregoing, unless such forfeiture is waived in the sole discretion of the Committee.

Voting and Dividend Rights

Subject to the above restrictions, the Recipient shall be entitled to all other rights of ownership, including, but not limited to, the right to vote the Restricted Shares and to receive dividends. Dividends payable during the Restricted Period will be automatically reinvested in restricted shares that are subject to the same restrictions above.

Expiration of Restricted Period

Should Recipient’s employment with FE continue after expiration of the Restricted Period, until such time as the Recipient’s employment with FE and its subsidiaries terminates, the Recipient will not be permitted to sell, transfer, pledge, or assign (collectively, “Transfer”) the Restricted Shares issued under this Agreement or any shares received as (or through the reinvestment of) dividends upon or adjustments to those shares (collective, the “Transfer Restricted Securities”) to the extent prohibited in this paragraph. If the Recipient is subject to the employee share ownership guidelines established by the Committee, then the Recipient may not Transfer any Transfer Restricted Securities to the extent that the Recipient’s aggregate ownership of FE stock immediately before and after the Transfer does not meet or exceed the ownership level that applies to the Recipient under those share ownership guidelines. In addition, if the Recipient is subject to the employee share ownership guidelines established by the Committee, in no case may the Recipient Transfer any Transfer Restricted Securities to the extent that the Transfer, when aggregated with all of Recipient’s other Transfers, would cause the Recipient to cease to own directly at least one-half of the Transfer Restricted Securities. Any attempt to Transfer any Transfer Restricted Securities in violation of the foregoing will be void, and FE shall not record such transfer on its books or treat any purported transferee of the Transfer Restricted Securities as the owner of such shares for any purpose. The Committee may, however, in its sole discretion waive the foregoing transfer restrictions in whole or in part. In addition, the Recipient will be permitted to tender Restricted Shares to FE under Section 16.2 of the Plan in the amount necessary to satisfy tax withholding obligations associated with the Restricted Shares and those shares tendered to FE will not be considered to be Transfer Restricted Securities.

Recipient agrees that FE may maintain custody of the certificate or certificates evidencing the Transfer Restricted Securities until the expiration of Recipient’s employment with FE and its subsidiaries in order to enforce the restrictions provided in this Agreement. Upon the termination of Recipient’s employment with FE and its subsidiaries for any reason after (or contemporaneous with) termination of the Restricted Period, Recipient shall be entitled to have the legend removed from the certificate or certificates, provided that the Recipient has made the necessary arrangements with FE to satisfy any withholding obligations.

Effect on the Employment Relationship

Nothing in this Agreement guarantees employment with FE, nor does it confer any special rights or privileges to the Recipient as to the terms of employment.

Adjustments

In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, combination, distribution, or other change in corporate structure of FE affecting the Common Stock, the Committee will adjust the number and class of securities in this restricted stock grant in a manner determined appropriate to prevent dilution or diminution of the stock grant under this Agreement.

Administration

1.
The administration of this Agreement and the Plan will be performed in accordance with Article 3 of the Plan. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of the Plan shall be final, conclusive, and binding on all persons.

2.	The terms of this Agreement are governed at all times by the official text of the Plan and in no way alter or modify the Plan.

3.	If a term is capitalized but not defined in this Agreement, it has the meaning given to it in the Plan.

4.	To the extent a conflict exists between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

5.	This Agreement is governed by the laws of the State of Ohio without giving effect to the principles of the conflicts of laws.

FirstEnergy Corp.

By:	Corporate Secretary

I acknowledge receipt of this Restricted Stock Agreement and I accept and agree with the terms and conditions stated above.

________________ Date:	(Signature of Recipient)

2/27/06